Exhibit 99.1
NEWS RELEASE
Duke Energy Corporation
P.O. Box 1009
Charlotte, NC 28201-1009

May 24, 2010	MEDIA CONTACT:	Greg Efthimiou
	Phone:	704-382-1925
	24-Hour:	800-559-3853
Duke Energy Commercial Wind Power Business Secures Financing
CHARLOTTE, N.C. — Duke Energy is leveraging its interests in five of its commercial wind farms to finance continued investments in renewable power.
Duke Energy Generation Services (DEGS), a Duke Energy Commercial Businesses unit that owns and develops renewable power assets, financed a portfolio of wind farms through an affiliate, Green Frontier Windpower Holdings LLC, that includes:
•	The 29-megawatt (MW) Happy Jack Windpower Project in Cheyenne, Wyo., which has 14 Suzlon wind turbines in operation

•	The 42-MW Silver Sage Windpower Project in Cheyenne, Wyo., which has 20 Suzlon wind turbines in operation

•	The 70-MW North Allegheny Windpower Project in Blair and Cambria counties, Penn., which has 35 Gamesa wind turbines in operation

•	The 99-MW Campbell Hill Windpower Project near Casper, Wyo., which has 66 General Electric wind turbines in operation

•	The 51-MW Kit Carson Windpower Project in Burlington, Colo., which has 34 G.E. wind turbines that will come on line in the fourth quarter of 2010
“The high level of interest by the investment community in financing this portfolio of
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projects speaks to the quality of our renewable energy assets, the long-term power purchase agreements we have in place with wholesale electricity buyers, and our proficiency at operating utility-scale wind farms,” said DEGS President Wouter van Kempen.
The Green Frontier projects are fully contracted with creditworthy counterparties and for terms of at least 20 years.
Green Frontier has secured a 15-year term loan of approximately $325 million and letters of credit totaling roughly $50 million. The financing was arranged by Crédit Agricole Corporate and Investment Bank, along with Banco Bilbao Vizcaya Argentaria, Banco Santander, Bank of Tokyo-Mitsubishi, CoBank, N.A. and Lloyds TSB.
“The bank market has demonstrated an appetite to finance quality wind projects with strong sponsorship, despite recent credit market challenges,” said Duke Energy Senior Vice President and Treasurer Stephen De May. “This represents a diversified source of funding for Duke Energy, and we are pleased to close this transaction with our banking partners. We’ll continue to seek opportunities to finance the build-out of our growing renewable power business.”
Duke Energy owns and operates 735 MW of commercial wind power generation at seven U.S. sites. With the addition of two projects currently under construction, the company will have nearly 1,000 MW of wind power generation in operation by the end of 2010. In total, Duke Energy has committed more than $1 billion since 2007 to build its wind power business.
Photographs of Duke Energy’s Happy Jack and Campbell Hill wind farms are available at www.flickr.com/photos/dukeenergy/
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Duke Energy Generation Services, part of Duke Energy’s Commercial Businesses, is a leader in developing innovative renewable energy solutions, including wind, solar and biopower projects. DEGS builds, owns and operates electric generation for large energy consumers, municipalities, utilities and industrial facilities. DEGS is also working to build commercial transmission capacity to help the U.S. meet its energy needs of the future.
Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com. To learn more and contribute to the discussion about the energy issues of today and the possibilities of tomorrow, visit www.sheddingalight.org.
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